Vertiv Reports 25% Net Sales Growth and Record Backlog in Second Quarter; Raises Full Year Guidance for 2021

•Diluted earnings per share of $0.03 increased $0.20 and adjusted diluted earnings per share of $0.31(1) increased $0.15 from last year’s second quarter.
•Customer demand remains robust with net sales growth of 25% and organic net sales growth of 20% from last year’s second quarter, with double-digit sales growth in all regions.
•Record backlog of $2.3 billion at the end of June. Order growth of 24% compared to prior year’s second quarter.
•Second quarter operating profit of $102 million increased $32 million, or 45%, and adjusted operating profit of $134 million increased $31 million, or 30%, from last year’s second quarter. Adjusted operating margin of 10.6%, up 40 basis points.
•Strong June month-ending liquidity of $1.1 billion. Year-to-date net operating cash flow of $120 million increased $242 million, and year-to-date free cash flow of $84 million increased $225 million from the prior year first half.
•Increasing full year guidance for sales, adjusted operating profit and adjusted diluted earnings per share.

COLUMBUS, Ohio [July 28, 2021] – Vertiv Holdings Co (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today reported strong financial results for its second quarter ended June 30, 2021.
Net sales were $1,260 million, an increase of $255 million, or 25.3%, from last year’s second quarter and a 20.4% organic sales increase excluding the impact of foreign currency. EMEA net sales increased 50.1% (41.5% organic) with recovery continuing from 2020 with strength in colocation data centers. APAC net sales increased 23.3% (15.2% organic), positively impacted by strong sales recovery from COVID-19 impacts in telecom, IT channel and services businesses. Americas net sales increased 16.5% (15.2% organic), led by growth in critical infrastructure and solutions. Orders in the second quarter were up 24.4% compared with the prior year quarter, led by growth in integrated rack solutions. Vertiv’s backlog continued to grow, reaching another record level of $2.3 billion at the end of June, an increase of approximately $525 million from the prior year quarter-end, and up approximately $430 million versus year-end 2020.
Second quarter operating profit of $102 million increased $32 million, and adjusted operating profit of $134 million increased $31 million from the prior year quarter. Higher adjusted operating profit was driven by an $80 million benefit from the profit flowthrough from higher organic volume offset primarily by an approximate $25 million headwind from net material and freight inflation and $20 million higher fixed costs in part due to discrete COVID-19 cost actions taken in last year’s second quarter. The $25 million of net material and freight inflation includes an approximate $10 million offset for year-over-year pricing. We expect pricing to ramp-up as we progress through 2021 and to completely offset gross material and freight inflation within the fourth quarter. Diluted earnings per share of $0.03 increased $0.20, and adjusted diluted earnings per share of $0.31 increased $0.15 from the prior year quarter. The $0.15 improvement in adjusted diluted earnings per share in the second quarter included the benefit of $0.07 from items outside adjusted operating profit, primarily lower tax and interest expense.
“Following a strong start to 2021, we are pleased to report that through the first half of the year, Vertiv performance remains on track,” said Rob Johnson, Vertiv’s Chief Executive Officer. “On a quarterly basis, our headline results continue to highlight strong order growth and related sales, and our outlook remains very positive. While inflation is a challenge facing all companies, we are navigating this with additional pricing actions and fixed-cost reductions. We decided in the second quarter to increase spot buys of key electronic components and use expedited freight to best meet the customer requirements of an incredibly strong demand environment. We feel good about market activity levels and coupled with our growth programs, pricing
1 This release contains certain non-GAAP metrics. For reconciliations to the relevant GAAP measures and an explanation of the non-GAAP measures and reasons for their use, please refer to Exhibit 99.1.

programs and margin improvement initiatives already underway, we are well positioned for the second half of 2021, and we believe these items should provide tailwinds as we enter 2022. Every day we are pleased to be called upon by customers who invite Vertiv to build future-ready infrastructures to meet their ever-accelerating demands for data. Meeting their business needs, without interruption, fuels our passion to achieve.”
Dave Cote, Vertiv’s Executive Chairman, added, “Having a great position in a good industry matters. We have reset the foundation of the business and continue to make robust investments in growth and process-related initiatives. We continue to perform well, on both the top and bottom line, and make meaningful progress, quarter over quarter. It’s that incremental achievement that will enable us to create near- and long-term value for our customers and consistently deliver favorable total shareholder returns. I am proud of the Vertiv team, which is working tirelessly to ensure that digital applications are always available and that those information pathways connect the world.”
Free Cash Flow and Liquidity
Net cash provided by operating activities of $59 million in the second quarter was $14 million lower than last year’s second quarter, and free cash flow of $41 million was down $21 million in part due to incremental inventory investment in the second quarter in response to the challenging supply chain environment, the timing of cash tax payments and higher year-over-year investment in growth-related capital expenditures. Despite being lower than last year’s second quarter, net cash provided by operating activities was $242 million higher than 2020 on a year-to-date basis, and 2021 year-to-date free cash flow of $84 million was $225 million higher than the comparable prior year period. Liquidity at the end of the first quarter remained strong at $1.1 billion.
Full Year and Third Quarter 2021 Guidance
End-market demand remains robust, and we are increasing our full year net sales guidance to 14% growth at the midpoint (12% organic growth). While material inflation and supply-chain challenges continue, we have implemented additional pricing actions and fixed cost reductions to help offset these challenges. We are raising the midpoint of our full year adjusted operating profit guidance to $600 million. This full year guidance includes the expected negative net impact in the remainder of the year of current commodity and freight costs as well as price recovery, which typically lags inflation.

	Prior FY2021 Guidance	Updated FY2021 Guidance	3Q 2021 Guidance
Net sales	$4,875M - $4,925M	$4,970M - $5,030M	$1,260M - $1,300M
Organic net sales growth[2]	9.5% - 10.5%	11.5% - 12.5%	6.5% - 9.5%
Adjusted operating profit	$585M - $605M	$590M - $610M	$155M - $165M
Adjusted operating margin	12.0% - 12.3%	11.8% - 12.2%	12.3% - 12.8%
Adjusted EPS	$1.08 - $1.14	$1.12 - $1.18	$0.26 - $0.30
Free Cash Flow	$290M - $310M	$290M - $310M

2 This is a non-GAAP financial measure that cannot be reconciled for those reasons set forth under “Non-GAAP Financial Measures” of this news release.

Second Quarter 2021 Earnings Conference Call
Vertiv’s management team will discuss the company’s results during a conference call on Wednesday, July 28, starting at 11 a.m. Eastern Time. The call will contain forward-looking statements and other material information regarding Vertiv’s financial and operating results. A webcast of the live conference call will be available for interested parties to listen to by going to the Investor Relations section of the company’s website at investors.vertiv.com. A replay of the conference call will also be available for 30 days following the webcast.
About Vertiv Holdings Co
Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to ensure its customers’ vital applications run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Columbus, Ohio, USA, Vertiv employs approximately 20,000 people and does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.
Non-GAAP Financial Measures
Financial information included in the news release to which this Exhibit is attached have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). Vertiv has included certain non-GAAP financial measures in the news release, as further described above, that may not be directly comparable to other similarly titled measures used by other companies and therefore may not be comparable among companies. These non-GAAP financial measures may include organic net sales growth (including on a segment basis), adjusted operating profit, adjusted operating profit margin, adjusted diluted EPS, and free cash flow, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, Vertiv has provided reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.
Information reconciling certain forward-looking GAAP measures to non-GAAP measures related to Q3 and full year 2021 guidance, including organic net sales growth and free cash flow, is not available without unreasonable effort due to high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations. For the same reasons, we are unable to compute the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.
See “Reconciliation of GAAP and Non-GAAP Financial Measures” on this Exhibit 99.1 for Vertiv’s reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.
Cautionary Note Concerning Forward-Looking Statements
This news release, and other statements that Vertiv may make in connection therewith, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding the financial position, capital structure, indebtedness, business strategy and plans and objectives of Vertiv management for future operations, as well as statements regarding growth, anticipated demand for our products and services and our business prospects during 2021, as well as expected cost savings associated with our restructuring program. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Vertiv cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,”

“plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements. Vertiv undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
The forward-looking statements contained or incorporated by reference in this presentation are based on current expectations and beliefs concerning future developments and their potential effects on Vertiv. There can be no assurance that future developments affecting Vertiv will be those that Vertiv has anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Vertiv has previously disclosed risk factors in its Securities and Exchange Commission (“SEC”) reports. These risk factors and those identified elsewhere in this presentation, among others, could cause actual results to differ materially from historical performance and include, but are not limited to: competition; the ability of the Company to grow and manage growth profitably; maintain relationships with customers and suppliers; retain its management and key employees; factors relating to the business, operations and financial performance of Vertiv and its subsidiaries, including: global economic weakness, uncertainty and volatility; risks relating to the continued growth of Vertiv’s customers’ markets; failure to meet or anticipate technology changes; the unpredictability of Vertiv’s future operational results, including the ability to grow and manage growth profitably; disruption of Vertiv’s customers’ orders or Vertiv’s customers’ markets; less favorable contractual terms with large customers; risks associated with governmental contracts; failure to mitigate risks associated with long-term fixed price contracts; risks associated with information technology disruption or security; risks associated with the implementation and enhancement of information systems; failure to properly manage Vertiv’s supply chain or difficulties with third-party manufacturers; competition in the infrastructure technologies industry; failure to realize the expected benefit from any rationalization and improvement efforts; disruption of, or changes in, Vertiv’s independent sales representatives, distributors and original equipment manufacturers; failure to obtain performance and other guarantees from financial institutions; failure to realize sales expected from Vertiv’s backlog of orders and contracts; changes to tax law and the costs and liabilities associated with such changes and any tax audits that may arise; risks associated with future legislation and regulation of Vertiv’s customers’ markets both in the United States and abroad; costs or liabilities associated with product liability; Vertiv’s ability to attract, train and retain key members of its leadership team and other qualified personnel; the adequacy of Vertiv’s insurance coverage; a failure to benefit from future acquisitions; failure to realize the value of goodwill and intangible assets; the global scope of Vertiv’s operations; risks associated with Vertiv’s sales and operations in emerging markets; exposure to fluctuations in foreign currency exchange rates; Vertiv’s ability to comply with various laws and regulations, including but not limited to, laws and regulations relating to environmental, data protection, data privacy, anti-corruption and international trade and the costs associated with legal compliance; adverse outcomes to any legal claims and proceedings filed by or against us; Vertiv’s ability to protect or enforce its proprietary rights on which its business depends; third-party intellectual property infringement claims; liabilities associated with environmental, health and safety matters, including risks associated with the COVID-19 pandemic; risks associated with litigation or claims against Vertiv; Vertiv’s limited history of operating as an independent company; potential net losses in future periods; failure to remediate internal controls over financial reporting; our ability to realize cost savings in connection with our restructuring program; Vertiv’s level of indebtedness and the ability to incur additional indebtedness; Vertiv’s ability to comply with the covenants and restrictions contained in our credit agreements including restrictive covenants that restrict operational flexibility; Vertiv's ability to comply with the covenants and restrictions contained in our credit agreements is not fully within our control; Vertiv’s ability to access funding through capital markets; the significant ownership and influence certain stockholders have; risks associated with Vertiv’s obligations to pay portions of the tax benefits relating to pre-Business Combination tax assets and attributes; resales of Vertiv's securities may cause volatility in the market price of our securities; Vertiv's Organizational Documents contain provisions that may discourage unsolicited takeover proposals; Vertiv's Certificate of Incorporation includes a forum selection clause, which could discourage or limit stockholders’ ability to make a claim against it; the ability of Vertiv's subsidiaries to pay dividends; volatility in Vertiv's stock price due to various market and operational factors; Vertiv's ability to maintain its listing on the NYSE and comply with listing requirements; risks associated with the failure of industry analysts to provide coverage of Vertiv's business or securities and other risks and uncertainties indicated in Vertiv’s SEC reports or documents filed or to be filed with the SEC by Vertiv.

For investor inquiries, please contact:
Lynne Maxeiner
Vice President, Global Treasury & Investor Relations
Vertiv
T +1 614-841-6776
E: lynne.maxeiner@vertiv.com

For media inquiries, please contact:
Scott Deitz
FleishmanHillard for Vertiv
T +1 336-908-7759
E: scott.deitz@fleishman.com

Source: Vertiv Holdings Co
Category: Financial News

Vertiv Holdings Co
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (Unaudited)
(Dollars in millions except for per share data)

	Three months ended June 30, 2021	Three months ended June 30, 2020	Six months ended June 30, 2021	Six months ended June 30, 2020
Net sales
Net sales - products	$976.5	$750.2	$1,820.5	$1,397.4
Net sales - services	283.8	255.5	538.2	505.6
Net sales	1,260.3	1,005.7	2,358.7	1,903.0
Costs and expenses
Cost of sales - products	686.2	515.3	1,279.6	978.5
Cost of sales - services	164.8	144.0	311.8	291.1
Cost of sales	851.0	659.3	1,591.4	1,269.6
Operating expenses
Selling, general and administrative expenses	271.7	226.3	521.8	491.1
Amortization of intangibles	31.9	32.2	63.7	64.6
Restructuring costs	1.1	2.4	3.1	1.3
Foreign currency (gain) loss, net	4.1	2.8	(2.8)	4.6
Asset impairments	—	12.3	—	12.3
Other operating expense (income)	(1.7)	(0.2)	(0.5)	1.1
Operating profit (loss)	102.2	70.6	182.0	58.4
Interest expense, net	20.0	30.1	44.1	99.0
Loss on extinguishment of debt	—	—	0.4	174.0
Change in fair value of warrant liabilities	71.2	82.2	84.8	21.6
Income (loss) before income taxes	11.0	(41.7)	52.7	(236.2)
Income tax expense	1.3	14.3	11.3	28.1
Net income (loss)	$9.7	$(56.0)	$41.4	$(264.3)

Earnings (loss) per share:
Basic	$0.03	$(0.17)	$0.12	$(0.93)
Diluted	$0.03	$(0.17)	$0.12	$(0.93)
Weighted-average shares outstanding:
Basic	352,199,184	328,411,705	350,908,612	284,534,285
Diluted	356,652,811	328,411,705	354,883,869	284,534,285

Vertiv Holdings Co
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$708.8	$534.6
Accounts receivable, less allowances of $21.9 and $22.3, respectively	1,374.0	1,354.4
Inventories	551.4	446.6
Other current assets	215.2	183.2
Total current assets	2,849.4	2,518.8
Property, plant and equipment, net	409.2	427.6
Other assets:
Goodwill	603.1	607.2
Other intangible assets, net	1,235.1	1,302.5
Deferred income taxes	16.5	20.9
Other	218.7	196.8
Total other assets	2,073.4	2,127.4
Total assets	$5,332.0	$5,073.8
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$21.8	$22.0
Current portion of warrant liabilities	—	68.5
Accounts payable	766.4	730.5
Accrued expenses and other liabilities	897.2	901.8
Income taxes	25.4	18.8
Total current liabilities	1,710.8	1,741.6
Long-term debt, net	2,122.8	2,130.5
Deferred income taxes	89.9	116.5
Warrant liabilities	172.5	87.7
Other long-term liabilities	492.3	485.4
Total liabilities	4,588.3	4,561.7
Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value, 700,000,000 shares authorized, 352,331,540 and 342,024,612 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	1,978.5	1,791.8
Accumulated deficit	(1,289.8)	(1,331.2)
Accumulated other comprehensive (loss) income	55.0	51.5
Total equity (deficit)	743.7	512.1
Total liabilities and equity	$5,332.0	$5,073.8

Vertiv Holdings Co
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(In millions)

	Three months ended June 30, 2021	Three months ended June 30, 2020	Six months ended June 30, 2021	Six months ended June 30, 2020
Cash flows from operating activities:
Net income (loss)	$9.7	$(56.0)	$41.4	$(264.3)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	18.3	14.3	35.2	28.5
Amortization	35.2	35.7	70.5	72.0
Deferred income taxes	(14.8)	(2.3)	(22.3)	(5.9)
Amortization of debt discount and issuance costs	1.5	1.7	3.3	7.6
Loss on extinguishment of debt	—	—	0.4	174.0
Change in fair value of warrant liabilities	71.2	82.2	84.8	21.6
Capitalized software write-off	—	12.3	—	12.3
Changes in operating working capital	(81.5)	(29.4)	(126.1)	(168.6)
Stock based compensation	6.2	2.5	11.8	3.2
Changes in tax receivable agreement	(0.2)	7.2	1.6	16.2
Other	13.7	4.8	19.4	(18.3)
Net cash provided by (used for) operating activities	59.3	73.0	120.0	(121.7)
Cash flows from investing activities:
Capital expenditures	(13.6)	(6.5)	(30.4)	(13.2)
Investments in capitalized software	(4.3)	(4.4)	(5.4)	(6.2)
Net cash used for investing activities	(17.9)	(10.9)	(35.8)	(19.4)
Cash flows from financing activities:
Borrowings from ABL revolving credit facility	—	—	—	324.2
Repayments of ABL revolving credit facility	—	(6.0)	—	(199.1)
Proceeds from short-term borrowings	—	20.2	—	20.2
Borrowing on Term Loan, net of discount	—	—	—	2,189.0
Repayment on Term Loan	(5.4)	(5.5)	(10.9)	(5.5)
Repayment on Prior Term Loan	—	—	—	(2,070.0)
Repayment of Prior Notes	—	—	—	(1,370.0)
Payment of redemption premiums	—	—	—	(75.0)
Payment of debt issuance costs	—	—	—	(11.2)
Proceeds from reverse recapitalization, net	—	5.5	—	1,832.5
Payment to Vertiv Stockholder	—	—	—	(341.6)
Proceeds from the exercise of warrants	—	—	107.5	—
Exercise of employee stock options	1.2	—	2.1	—
Employee taxes paid from shares withheld	(7.0)	—	(7.0)	—
Net cash provided by financing activities	(11.2)	14.2	91.7	293.5
Effect of exchange rate changes on cash and cash equivalents	1.4	0.2	(1.7)	(6.2)
Increase (decrease) in cash, cash equivalents and restricted cash	31.6	76.5	174.2	146.2
Beginning cash, cash equivalents and restricted cash	685.2	303.4	542.6	233.7
Ending cash, cash equivalents and restricted cash	$716.8	$379.9	$716.8	$379.9
Changes in operating working capital
Accounts receivable	$(75.5)	$(36.6)	$(28.4)	$27.2
Inventories	(38.9)	(20.9)	(107.3)	(66.9)
Other current assets	(2.8)	(2.6)	(8.1)	(1.2)
Accounts payable	30.2	21.2	50.9	(21.1)
Accrued expenses and other liabilities	25.5	4.3	(16.0)	(116.0)
Income taxes	(20.0)	5.2	(17.2)	9.4
Total changes in operating working capital	$(81.5)	$(29.4)	$(126.1)	$(168.6)

Reconciliation of GAAP and non-GAAP Financial Measures

To supplement this news release, we have included certain non-GAAP financial measures that reflect the historical financial results presented in the format of the performance metrics we are beginning to report in 2021. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company's performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Vertiv’s non-GAAP financial measures include:

•Adjusted operating profit (loss), which represents operating profit (loss), adjusted to exclude amortization of intangibles;
•Adjusted operating profit (loss) margins, which represents adjusted operating profit (loss) divided by net sales; and
•Adjusted diluted EPS, which represents diluted earnings per share adjusted to exclude amortization of intangibles.

Regional Segment Results

	Three months ended June 30,					Six months ended June 30,
	2021	2020	Δ	Δ%	Organic Δ%	2021	2020	Δ	Δ%	Organic Δ%
Net sales (1)
Americas	$564.9	$484.7	$80.2	16.5%	15.2%	$1,066.4	$951.4	$115.0	12.1%	11.7%
APAC	398.0	322.8	75.2	23.3%	15.2%	755.4	546.7	208.7	38.2%	30.9%
EMEA	297.4	198.2	99.2	50.1%	41.5%	536.9	404.9	132.0	32.6%	24.8%
	$1,260.3	$1,005.7	$254.6	25.3%	20.4%	$2,358.7	$1,903.0	$455.7	23.9%	20.0%

Adjusted operating profit (loss)
Americas	$128.6	$130.0	$(1.4)	(1.1)%		$255.0	$221.5	$33.5	15.1%
APAC	62.8	56.1	6.7	11.9%		115.9	77.0	38.9	50.5%
EMEA	62.4	27.5	34.9	126.9%		95.8	48.3	47.5	98.3%
Corporate (2)	(119.7)	(110.8)	(8.9)	8.0%		(221.0)	(223.8)	2.8	(1.3)%
	$134.1	$102.8	$31.3	30.4%		$245.7	$123.0	$122.7	99.8%

Adjusted operating profit (loss) margins (3)
Americas	22.8%	26.8%	(4.0)%			23.9%	23.3%	0.6%
APAC	15.8%	17.4%	(1.6)%			15.3%	14.1%	1.2%
EMEA	21.0%	13.9%	7.1%			17.8%	11.9%	5.9%
Vertiv	10.6%	10.2%	0.4%			10.4%	6.5%	3.9%

(1)Segment net sales are presented excluding intercompany sales.
(2)Corporate costs consist of headquarters management costs, other incentive compensation, global IT costs, and global ER&D.
(3)Adjusted operating profit (loss) margins calculated as adjusted operating profit (loss) divided by net sales.

Sales by Product and Service Offering

	Three months ended June 30,
	2021	2020(1)	Δ	Δ %	Organic Δ %
Americas:
Critical infrastructure & solutions	$305.3	$251.1	$54.2	21.6%	19.8%
Services & spares	179.6	161.1	18.5	11.5%	10.6%
Integrated rack solutions	80.0	72.5	7.5	10.3%	9.6%
	$564.9	$484.7	$80.2	16.5%	15.2%
Asia Pacific:
Critical infrastructure & solutions	$239.8	$196.8	$43.0	21.8%	13.5%
Services & spares	106.3	86.1	20.2	23.5%	15.8%
Integrated rack solutions	51.9	39.9	12.0	30.1%	22.1%
	$398.0	$322.8	$75.2	23.3%	15.2%
EMEA:
Critical infrastructure & solutions	$181.7	$99.4	$82.3	82.8%	73.9%
Services & spares	77.3	64.7	12.6	19.5%	11.2%
Integrated rack solutions	38.4	34.1	4.3	12.6%	4.4%
	$297.4	$198.2	$99.2	50.1%	41.5%
Total:
Critical infrastructure & solutions	$726.8	$547.3	$179.5	32.8%	27.4%
Services & spares	363.2	311.9	51.3	16.4%	12.2%
Integrated rack solutions	170.3	146.5	23.8	16.2%	11.8%
	$1,260.3	$1,005.7	$254.6	25.3%	20.4%
(1)Beginning in the second quarter of 2020, sales were moved within product and service offering categories to reflect a strategic realignment within the Company's matrix organizational structure. Comparative results for Critical infrastructure & solutions, Services & spares and Integrated rack solutions for the three months ended June 30, 2020 have been adjusted by $4.9, $(8.7), and $3.8, respectively, to reflect the strategic realignment.

	Six months ended June 30,
	2021	2020(1)	Δ	Δ %	Organic Δ %
Americas:
Critical infrastructure & solutions	$584.8	$491.2	$93.6	19.1%	18.4%
Services & spares	333.7	322.7	11.0	3.4%	3.2%
Integrated rack solutions	147.9	137.5	10.4	7.6%	7.2%
	$1,066.4	$951.4	$115.0	12.1%	11.7%
Asia Pacific:
Critical infrastructure & solutions	$455.8	$310.8	$145.0	46.7%	38.9%
Services & spares	201.8	164.9	36.9	22.4%	16.0%
Integrated rack solutions	97.8	71.0	26.8	37.7%	30.6%
	$755.4	$546.7	$208.7	38.2%	30.9%
EMEA:
Critical infrastructure & solutions	$314.1	$204.7	$109.4	53.4%	45.1%
Services & spares	149.4	129.9	19.5	15.0%	7.3%
Integrated rack solutions	73.4	70.3	3.1	4.4%	(2.0)%
	$536.9	$404.9	$132.0	32.6%	24.8%
Total:
Critical infrastructure & solutions	$1,354.7	$1,006.7	$348.0	34.6%	30.2%
Services & spares	684.9	617.5	67.4	10.9%	7.5%
Integrated rack solutions	319.1	278.8	40.3	14.5%	10.8%
	$2,358.7	$1,903.0	$455.7	23.9%	20.0%

(1)Beginning in the second quarter of 2020, sales were moved within product and service offering categories to reflect a strategic realignment within the Company's matrix organizational structure. Comparative results for Critical infrastructure & solutions, Services & spares and Integrated rack solutions for the six months ended June 30, 2020 have been adjusted by $7.0, $(11.4), and $4.4, respectively, to reflect the strategic realignment.

Segment Information

Operating profit (loss) (1)	Three months ended June 30, 2021	Three months ended June 30, 2020	Six months ended June 30, 2021	Six months ended June 30, 2020
Americas	$128.6	$130.0	$255.0	$221.5
Asia Pacific	62.8	56.1	115.9	77.0
Europe, Middle East & Africa	62.4	27.5	95.8	48.3
Total reportable segments	253.8	213.6	466.7	346.8
Foreign currency gain (loss)	(4.1)	(2.8)	2.8	(4.6)
Corporate and other	(115.6)	(108.0)	(223.8)	(219.2)
Total corporate, other and eliminations	(119.7)	(110.8)	(221.0)	(223.8)
Amortization of intangibles	(31.9)	(32.2)	(63.7)	(64.6)
Operating profit (loss)	$102.2	$70.6	$182.0	$58.4

(1)Beginning in the first quarter of 2021, operating profit (loss) is the primary income measure used for assessing segment performance and making operating decisions. Comparative results for the three and six months ended June 30, 2020 have been presented in conformity with the updated format.

Reconciliation of Net Cash Provided By (Used For) Operating Activities to Free Cash Flow

	Three months ended June 30, 2021	Three months ended June 30, 2020	Six months ended June 30, 2021	Six months ended June 30, 2020
Net cash provided by (used for) operating activities	$59.3	$73.0	$120.0	$(121.7)
Capital expenditures	(13.6)	(6.5)	(30.4)	(13.2)
Investments in capitalized software	(4.3)	(4.4)	(5.4)	(6.2)
Free cash flow	$41.4	$62.1	$84.2	$(141.1)

Reconciliation from operating profit (loss) to adjusted operating profit (loss)

	Three months ended June 30, 2021	Three Months Ended June 30, 2020	Six months ended June 30, 2021	Six months ended June 30, 2020
Operating profit (loss)	$102.2	$70.6	$182.0	$58.4
Amortization of intangibles	31.9	32.2	63.7	64.6
Adjusted operating profit (loss)	$134.1	$102.8	$245.7	$123.0

Reconciliation from operating profit (loss) margin to adjusted operating profit (loss) margin

	Three months ended June 30, 2021	Three Months Ended June 30, 2020	Δ	Six months ended June 30, 2021	Six months ended June 30, 2020	Δ
Vertiv net sales	1,260.3	1,005.7	254.6	2,358.7	1,903.0	455.7
Vertiv operating profit (loss)	102.2	70.6	31.6	182.0	58.4	123.6
Vertiv operating profit (loss) %	8.1%	7.0%	1.1%	7.7%	3.1%	4.6%

Amortization of intangibles	31.9	32.2	(0.3)	63.7	64.6	(0.9)
Vertiv adjusted operating profit (loss)	134.1	102.8	31.3	245.7	123.0	122.7
Vertiv adjusted operating profit (loss) %	10.6%	10.2%	0.4%	10.4%	6.5%	3.9%

Reconciliation of Diluted EPS to Non-GAAP Adjusted EPS

Three months ended June 30, 2021
	Operating profit (loss)	Interest expense, net	Loss on extinguishment of debt	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS (1)
GAAP	$102.2	$20.0	$—	$71.2	$1.3	$9.7	$0.03
Amortization of intangibles	31.9	—	—	—	—	31.9	0.09
Change in warrant liability	—	—	—	(71.2)	—	71.2	0.20
Pro-forma share count	—	—	—	—	—	—	(0.01)
Non-GAAP Adjusted	$134.1	$20.0	$—	$—	$1.3	$112.8	$0.31
(1)GAAP Diluted EPS based on 356.7 million shares (includes 352.2 million basic shares and 4.5 million potential dilutive stock options and restricted stock units). Non-GAAP Adjusted EPS based on pro-forma share count 362.1 million shares (includes 352.2 million basic shares and 9.9 million potential dilutive warrants, stock options and restricted stock units). We believe that this presentation is more representative of operating results by removing the impact of warrant liability accounting and the associated impact on diluted share count.

Three Months Ended June 30, 2020
	Operating profit (loss)	Interest expense, net	Loss on extinguishment of debt	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS (1)
GAAP	$70.6	$30.1	$—	$82.2	$14.3	$(56.0)	$(0.17)
Amortization of intangibles	32.2	—	—	—	—	32.2	0.10
Change in warrant liability	—	—	—	(82.2)	—	82.2	0.25
Pro-forma share count	—	—	—	—	—	—	(0.02)
Non-GAAP Adjusted	$102.8	$30.1	$—	$—	$14.3	$58.4	$0.16
(1)GAAP Diluted EPS based on 328.4 million shares. Non-GAAP Adjusted EPS based on pro-forma share count of 362.0 million diluted shares (includes basic shares, potential dilutive warrants, stock options and restricted stock units). We believe that this presentation facilitates comparison to the current period due to the impact of the reverse merger.

Six months ended June 30, 2021
	Operating profit (loss)	Interest expense, net	Loss on extinguishment of debt	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS (1)
GAAP	$182.0	$44.1	$0.4	$84.8	$11.3	$41.4	$0.12
Amortization of intangibles	63.7	—		—	—	63.7	0.18
Change in warrant liability	—	—	—	(84.8)	—	84.8	0.24
Pro-forma share count	—	—	—	—	—	—	(0.01)
Non-GAAP Adjusted	$245.7	$44.1	$0.4	$—	$11.3	$189.9	$0.53
(1)GAAP Diluted EPS based on 354.9 million shares (includes 350.9 million basic shares and 4.0 million potential dilutive stock options and restricted stock units). Non-GAAP Adjusted EPS based on pro-forma share count 361.4 million shares (includes 350.9 million basic shares and 10.5 million potential dilutive warrants, stock options and restricted stock units). We believe that this presentation is more representative of operating results by removing the impact of warrant liability accounting and the associated impact on diluted share count.

Six months ended June 30, 2020
	Operating profit (loss)	Interest expense, net	Loss on extinguishment of debt	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS (1)
GAAP	$58.4	$99.0	$174.0	$21.6	$28.1	$(264.3)	$(0.93)
Amortization of intangibles	64.6	—	—	—	—	64.6	0.20
Change in warrant liability	—	—	—	(21.6)	—	21.6	0.07
Pro-forma share count	—	—	—	—	—	—	0.17
Non-GAAP Adjusted	$123.0	$99.0	$174.0	$—	$28.1	$(178.1)	$(0.49)
(1)GAAP Diluted EPS based on 284.5 million shares. Non-GAAP Adjusted EPS based on pro-forma share count of 362.0 million diluted shares includes basic shares, potential dilutive warrants, stock options and restricted stock units). We believe that this presentation facilitates comparison to the current period due to the impact of the reverse merger.

Vertiv Holdings Co
2021 Adjusted Guidance
Reconciliation of GAAP Operating Profit to Non-GAAP Adjusted Financial Performance

Full Year 2021 (2)
	Operating Profit	Interest expense, net	Loss on extinguishment of debt	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS (1)
GAAP	$473.0	$87.0	$0.4	$84.8	$96.0	$204.8	$0.57
Amortization of intangibles	127.0	—	—	—	—	127.0	0.35
Change in warrant liability	—	—	—	(84.8)	—	84.8	0.23
Non-GAAP Adjusted	$600.0	$87.0	$0.4	$—	$96.0	$416.6	$1.15

Third Quarter 2021 (2)
	Operating Profit	Interest expense, net	Loss on extinguishment of debt	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS (1)
GAAP	$128.0	$21.0	$—	$—	$37.0	$70.0	$0.19
Amortization of intangibles	32.0	—	—	—	—	32.0	0.09
Change in warrant liability	—	—	—	—	—	—	—
Non-GAAP Adjusted	$160.0	$21.0	$—	$—	$37.0	$102.0	$0.28

(1)Third quarter and full year 2021 GAAP Diluted EPS and adjusted EPS based on an estimated 363.8 million shares (~352 million basic shares outstanding and ~11 million potential dilutive shares).
(2)Represents midpoint of guidance range.